Exhibit 10.9

OPERATING AGREEMENT
OF
GROWN ROGUE NEW YORK, LLC

This OPERATING AGREEMENT (“Agreement”) of GROWN ROGUE NEW YORK, LLC, a New York limited liability company (the “Company”), is entered into as of August 20, 2026 (the “Effective Date”), by and among the Company and the parties set forth on Schedule 1 to this Agreement (the “Members Schedule”) (each, a “Member” and collectively, the “Members”).

RECITALS

A. The Company was formed under the laws of the State of New York by the filing of Articles of Organization (the “Articles”) with the New York Secretary of State on July 31, 2026.

B. The Members desire to enter into this Agreement to provide for the management of the business and affairs of the Company and to define the rights and obligations of the Members.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and representations set forth herein, and intending to be legally bound, the parties hereto set forth the agreement for the Company under the laws of the State of New York upon the terms and subject to the conditions of this Agreement.

ARTICLE 1
DEFINITIONS

The following terms shall have the meanings set forth below for purposes of this Agreement:

“Accounting Period” shall mean, for the first Accounting Period, the period commencing on the Effective Date and ending on the next Adjustment Date; and for each subsequent Accounting Period shall mean the period commencing on the day after an Adjustment Date and ending on the next Adjustment Date; provided, however, that an Accounting Period shall end and a new Accounting Period shall commence on any date on which an Additional Member or Substitute Member is admitted to the Company or a Member ceases to be a Member for any reason.

“Act” shall mean the New York Limited Liability Company Law, as amended from time to time.

“Additional Member” shall mean any Person who has been admitted to all the rights of a Member pursuant to Section 4.2 of this Agreement.

“Adjusted Capital Account” shall mean, with respect to any Member, the balance in such Member’s Capital Account, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to the last sentence of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations after taking into account any changes during such year in Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain; and

(b) debit to such Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Adjustment Date” shall mean the last day of each Fiscal Year or any other date that the Manager determines to be appropriate for an interim closing of the Company’s books.

“Affected Member” shall mean, as applicable, (i) in connection with an Uncured Regulatory Problem, a Member for which an Uncured Regulatory Problem exists (or might reasonably be expected to exist); (ii) in connection with a Financial Action, a Member that is the subject of a Financial Action; and (iii) in connection with a Divorce Action, a Member that is the subject of a Divorce Action.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” shall mean all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority, in each case, including, without limitation, Regulatory Laws. For purposes of this Agreement, Applicable Law does not include the Controlled Substances Act, 21 U.S.C. §§ 801, et. seq. or any other federal law or regulation concerning marijuana.

“Appraised Company Value” means the fair market value of the Company determined in accordance with Section 14.14 of this Agreement. For purposes of this definition, “fair market value” shall mean the value that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, (i) without any discounts for minority or non-controlling interests held by the Preferred Members or lack of marketability of such interests, and (ii) subject to the limitations set forth in Section 6.3 below.

“Articles” shall mean the Articles of Organization of the Company originally filed with the Secretary of State of the State of New York, as the same may be amended from time to time.

“Assignee” shall mean a Transferee of Units who has not been admitted as a Substitute Member. An Assignee of Units shall be deemed to be a holder of an Economic Interest only, and as such, shall have no right to vote on, consent to, approve, or participate in the determination of any matter, or to otherwise participate in the management of the business and affairs of the Company or to become a Member. An Assignee is only entitled to receive distributions and to be allocated the Net Income and Net Loss attributable to the Units transferred to the Assignee.

“Assumed Tax Rate” shall mean, with respect to any Distribution, the highest marginal combined rate of U.S. federal, state, and local income tax (including the 3.8% Net Investment Income Tax under Section 1411 of the Code, to the extent applicable) imposed on ordinary income allocated to an individual for the taxable year in which such Distribution is made, after taking into account the deductibility (if any) of state and local taxes for federal income tax purposes, as reasonably determined by the Members in good faith consistent with the methodology used to compute Tax Distributions under Section 7.2, without regard to the character of income actually allocated to, or the actual tax rate applicable to, any particular Preferred Member.

“Bankruptcy” shall mean, with respect to any Person: (a) that a petition has been filed by or against such Person as a “debtor” and the adjudication of such Person as bankrupt under the provisions of the bankruptcy laws of the United States of America has commenced and, in the case of an involuntary bankruptcy, such petition shall not have been dismissed within sixty (60) calendar days from the date of filing; (b) that such Person has made an assignment for the benefit of its creditors generally; (c) that a receiver has been appointed for substantially all of the property and assets of such Person; or (d) the voluntary or involuntary acceleration of any Indebtedness of such Person.

“Book Value” shall mean, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Book Value of any asset contributed by a Member to the Company shall be such asset’s gross fair market value at the time of such contribution, as determined by the Manager;

(ii) The Book Value shall be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that the depreciation deduction taken into account each Accounting Period for purposes of adjusting the Book Value of an asset shall be the amount of Depreciation with respect to such asset taken into account for purposes of computing Net Profits or Net Losses for the Accounting Period;

(iii) The Book Value of any asset distributed to a Member by the Company shall be such asset’s gross fair market value at the time of such distribution, as determined by the Manager; and

(iv) Upon election by the Manager, the Book Value of all Company assets shall be adjusted upon the events and in the manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

“Bring-Along Sale” shall have the meaning given to such term in Section 13.4.1.

“Bring-Along Units” shall have the meaning given to such term in Section 13.4.1.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Buyer” shall have the meaning given to such term in Section 13.4.1.

“Capital Account” shall have the meaning given to such term in Section 8.1.

“Capital Contributions” of a Member shall mean that amount of cash and/or the agreed upon net value of other property actually invested or contributed by such Member to the Company pursuant to this Agreement and/or a Subscription Agreement by and between a Member and the Company.

“Cash and Cash Equivalents” shall mean freely available cash, checks, money orders, marketable securities, short-term instruments (to the extent convertible within 90 days).

“Cause” with respect to the Manager shall mean a final non-appealable judgment by any court or governmental body of competent jurisdiction finding that the Manager has committed fraud or willful misconduct in connection with a material breach of its duties under this Agreement and that such breach had a material adverse effect on the Company.

“Co-Sale Notice” shall have the meaning given to such term in Section 13.2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Member” shall mean a Member holding Common Units to the extent of such holding.

“Common Unit” shall mean a Unit having the rights and obligations specified with respect to Common Units herein.

“Company” shall have the meaning given to such term in the preamble.

“Company Group” shall mean the Company, together with its wholly-owned Subsidiaries.

“Confidential Information” shall have the meaning given to such term in Section 10.3.

“Conversion Share Price” shall mean, (i) during the thirty-six (36)-month period commencing on the Effective Date (“Initial Conversion Period”), $0.55 USD per Share, (ii) during the twelve (12)-month period commencing on the expiration of the Initial Conversion Period (“Second Conversion Period”), USD $0.65 per Share, and (iii) during the during the twelve (12)-month period commencing on the expiration of the Second Conversion Period, USD $0.76 per Share, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series.

“Convertible Securities” shall mean equity interests, evidences of Indebtedness or other securities that are at any time directly or indirectly convertible into or exchangeable for Units.

“Covered Person” shall mean (i) any Member, any Affiliate of a Member, any officers, directors, trustees, shareholders, members, managers, beneficiaries, partners, employees, representatives or agents of the Company, any Member or their respective Affiliates, or (ii) any Person who is elected to serve as a Manager.

“Deemed Liquidation Event” shall mean (a) a sale, lease or other transfer of all or substantially all of the assets of the Company, (b) a reorganization, merger or consolidation of the Company with or into any other limited liability company or entity, or an acquisition of the Company effected by an exchange of outstanding securities of the Company, in which transaction the Members immediately prior to such transaction own immediately after such transaction less than fifty percent (50%) of the equity securities of the surviving limited liability company or entity (or its parent), (c) any sale of voting control or other transaction similar to those described in clause (b) above following which the Members immediately prior to such transaction no longer hold effective control of the Company following such transaction, whether through voting power, ownership, ability to elect the Manager, or otherwise or (d) liquidation, dissolution, shut down, cessation of business, whether voluntary or involuntary or other winding up of the Company. For the avoidance of doubt, a Bring-Along Sale shall be deemed a Deemed Liquidation Event.

“Depreciation” shall mean an amount equal to the depreciation, amortization or other cost-recovery deduction allowable with respect to an asset for the Accounting Period, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of the Accounting Period, Depreciation will be an amount which bears the same ratio to the beginning Book Value as the Federal income tax depreciation, amortization or other cost-recovery deduction for the Accounting Period bears to the beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost-recovery deduction for the Accounting Period is zero, Depreciation will be determined by reference to the beginning Book Value using any reasonable method selected by the Manager.

“Disassociated Member” shall mean a Member who has ceased to be a Member as a result of such Member’s death.

“Dissolution” of a Member which is not a natural person shall mean that such Member has terminated its existence, whether partnership, limited liability company or corporation, wound up its affairs and dissolved; provided, however, that a change in the membership of any Member that is a partnership or limited liability company shall not be deemed or constitute a “Dissolution” hereunder, whether or not the Member is deemed technically dissolved for partnership or limited liability company law purposes, so long as the business of the Member is continued.

“Distribution” shall mean cash or the Fair Market Value (as reasonably determined by the Manager) of other property (net of liabilities reasonably assumed by the Member or to which the property is subject) distributed to a Member in respect of the Member’s Units.

“Divorce” shall mean any legal proceeding to terminate, dissolve, or separate the Marital Relationship of a Member, and includes an action for annulment, legal separation, or similar proceeding that involves a judicial division of community or quasi-community property of the Member and the Member’s Spouse.

“Divorce Action” shall mean a property settlement in a Divorce proceeding or the Marital Relationship of a Member terminating by Divorce or death of the Member’s Spouse, in each case where the Member does not succeed to all of the Spouse’s interest in the Units held by the Member at such time.

“Economic Interest” shall mean the right to share in Net Income and Net Loss of, and receive or accrue distributions from, the Company pursuant to this Agreement, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in management of the Company or, except as required by the Act, to receive information concerning the Company.

“Economic Risk of Loss” has the meaning specified in Treasury Regulations Section 1.752-2.

“Effective Date” shall have the meaning given to such term in the Preamble.

“Encumbrances” shall mean any liens, claims, mortgages, pledges, charges, security interests, title defects, objections, encumbrances, leases, options to purchase, rights of first refusal, material restrictions or adverse claims of any nature whatsoever.

“Excess Cash” shall mean the difference between the Cash and Cash Equivalents of the Company Group at the applicable measurement time, less the amount of the Company Group’s Operating Expenses (computed under the cash basis of accounting) during a thirty (30)-day period, as determined by the average amount of the Company Group’s Operating Expenses during the six (6) complete calendar months which precede the applicable measurement time.

“Excess Cash Distribution” shall have the meaning given to such term in Section 7.3.

“Fair Market Value” shall mean the value that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Manager based on such factors as the Manager, in the exercise of its reasonable business judgment, considers relevant.

“Financial Action” shall mean the Dissolution of a Member, a Member being subject to a Bankruptcy Action or court order or mandate of any kind under any other circumstances whereby a Member would be deprived of such Member’s ownership of its Units on an involuntary basis, including without limitation on account of the foreclosure of any pledge with respect to such Units.

“Fiscal Year” shall mean the Company’s fiscal year as determined by the Manager from time to time, which shall originally be the calendar year (except as otherwise required by law), and any partial year with respect to the fiscal years in which the Company is organized and dissolved or terminated.

“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency, board, official or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction including, without limitation, any Regulatory Authority.

“GR International” shall mean Grown Rogue International, Inc.

“Hypothetical Liquidation” shall have the meaning given to such term in Section 8.5.1.

“Indebtedness” shall mean all (a) obligations for borrowed money, (b) notes, bonds, debentures, mortgages and similar obligations, (c) guaranties and contingent obligations for the debts or obligations of another Person, (d) obligations in respect of letters of credit, bonds, guaranties, reimbursement agreements and similar instruments, (e) obligations in respect of futures contracts, forward contracts, swaps, options or similar arrangements, and (f) off-balance sheet financing transactions.

“Initial 3-Year Period” shall mean the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date.

“Initial 5-Year Period” shall have the meaning given to such term in Section 3.5.1.

“Involuntary Transfer” shall mean any actual or potential Transfer of Units in connection with (a) an Uncured Regulatory Problem, (b) a Financial Action, or (c) a Divorce Action.

“Joinder Agreement” shall have the meaning given to such term in Section 4.2.

“JAMS” shall have the meaning given to such term in Section 14.12.1.

“LicenseCo” shall have the meaning given to such term in Section 6.1.

“Loss Allocation Value” shall mean, with respect to any Net Losses allocated to the Preferred Members via Schedule K-1 to Form 1065 for any Fiscal Year, an amount equal to such Net Losses multiplied by the Assumed Tax Rate applicable for such Fiscal Year, without regard to whether the Preferred Members have sufficient basis, amounts at risk, passive income, or other tax attributes to actually utilize such Net Losses in such Fiscal Year or in any subsequent Fiscal Year.

“Majority-in-Interest of the Members” shall mean Members holding in the aggregate fifty percent (50%) or more of the issued and outstanding Units entitled to vote.

“Manager” shall have the meaning given to such term in Section 6.1.

“Marital Relationship” shall mean a civil union, registered domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“Member” shall mean each Member who is a signatory hereto as of the Effective Date, any Substitute Member and any Additional Member admitted pursuant to this Agreement, but does not include Assignees.

“Membership Interest” shall mean a Member’s entire ownership rights in the Company, including such Member’s right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement and the Act. The Membership Interest of each Member shall be expressed as a Percentage Interest.

“Members Schedule” shall have the meaning given to such term in the Recitals.

“Minimum Return” shall be deemed achieved at such time as the sum of (a) the aggregate of all other Distributions made to the Preferred Member under Section 7.1, each counted at an amount equal to such Distribution multiplied by (1 minus the Assumed Tax Rate applicable at the time such Distribution was made), plus (b) the aggregate Tax Distributions made to the Preferred Member under Section 7.2, plus (c) 100% of the aggregate Excess Cash Distributions made to the Preferred Member under Section 7.3, plus (d) the aggregate Loss Allocation Value of all Net Losses allocated to the Preferred Member, equals or exceeds the Preferred Member’s Capital Contribution.

“Net Cash From Operations” shall mean, for the applicable period, the gross cash proceeds from Company operations (including sales and dispositions of Company assets in the ordinary course of business) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the commercially reasonable business judgment of the Manager and accepted by the Preferred Member, such acceptance not to be unreasonably withheld. Net Cash From Operations shall not include cash proceeds from any other sources, including, but not limited to, sales and dispositions of Company assets (other than in the ordinary course of business).

“Net Profits” (or “Net Income”) and “Net Losses” shall mean, for any period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from Net Profits or Net Losses;

(c) Gains or losses resulting from any disposition of a Company asset with respect to which gains or losses are recognized for federal income tax purposes shall be computed with reference to the Book Value of the Company asset disposed of, notwithstanding the fact that the adjusted tax basis of such Company asset differs from its Book Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there will be taken into account Depreciation;

(e) If the Book Value of any Company asset is adjusted pursuant to the definition of “Book Value,” the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing Net Profits or Net Losses; and

(f) Notwithstanding any other provision of this subsection, any items of income, gain, loss or deduction that are specially allocated shall not be taken into account in computing Net Profits or Net Losses.

“Operating Expenses” shall mean any expenses of any member of the Company Group required or convenient for the daily operation of the business of cannabis cultivation or cannabis retailing (including, without limitation, rent, payroll, insurance, and cost of goods sold), but excluding any capital expenditures or non-recurring extraordinary expenses.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” shall mean items of Company loss, deduction, or Code Section 705(a)(2)(b) expenditures that are attributable to Partner Nonrecourse Debt within the meaning of Treasury Regulations Section 1.704-2(i).

“Partnership Minimum Gain” has the meaning ascribed to such term in Treasury Regulations Section 1.704-2(d).

“Percentage Interest” shall mean with respect to a Member at any time, a fraction (expressed as a percentage), the numerator of which is the total number of Units held by such Member and the denominator of which is the total number of Units outstanding.

“Permitted Transfer” shall mean any Transfer of Units (i) to an Affiliate of such Member, (ii) upon the death of a Member who is a natural person, pursuant to testament or the laws of descent and distribution, or (iii) otherwise approved by the Manager.

“Person” shall mean a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

“Preferred Member” shall mean a Member holding Preferred Units to the extent of such holding.

“Preferred Member Representative” shall mean

“Preferred Unit” shall mean a Unit having the rights and obligations specified with respect to Preferred Units herein.

“Proposed Transferee” shall have the meaning given to such term in Section 13.2.

“Regulatory Allocations” shall have the meaning given to such term in Section 8.6.6.

“Regulatory Authority” shall mean those Governmental Authorities responsible for or involved in the regulation of the testing, analysis, quality control, cultivation, sale, distribution, import and/or export of, and all other matters and activities with respect to, marijuana and tetrahydrocannabinols in any jurisdiction.

“Regulatory Laws” shall mean those laws and the rules, regulations, policies or orders (to the extent they have the force of law) promulgated by any Regulatory Authority under such laws.

“Regulatory License” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Regulatory Authority necessary for the lawful conduct of activities by the Company under Regulatory Laws.

“Regulatory Problem” shall mean (a) a determination by any Regulatory Authority that any Member or Manager of the Company does not satisfy any suitability, eligibility or other qualification criteria pursuant to any applicable Regulatory Laws with respect to a Regulatory License, including any character or suitability criteria thereunder; (b) a determination by any Regulatory Authority that a Member or Manager must divest itself of any direct or indirect interest in, or disassociate itself from the Company or any Member, or any of their respective Affiliates; (c) the failure by any Member or Manager to promptly provide all material information or signatures required or requested by any Regulatory Authority of said Member or Manager, or (d) circumstances exist such that any Member or Manager is deemed likely, in the reasonable discretion of the Manager (excluding the affected Manager, if applicable), based on verifiable information received from any Regulatory Authority or otherwise, to preclude or materially delay, impede or impair the ability of the Company to conduct its business or obtain, retain or renew a Regulatory License, or may result in the imposition of materially burdensome terms and conditions on, or the revocation or suspension of, such Regulatory License. For the avoidance of doubt, the imposition of monetary fines by a Regulatory Authority will not generally constitute a “Regulatory Problem” unless accompanied by one of the four (4) factors set forth in the preceding sentence.

“Representative” shall mean, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person

“Right of Co-Sale” shall have the meaning given to such term in Section 13.2.

“Rules” shall have the meaning given to such term in Section 14.12.2.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share(s)” shall have the meaning given to such term in Section 3.5.1.

“Spousal Consent” shall have the meaning given to such term in Section 14.13.2.

“Spouse” shall mean a spouse, a party to a civil union, a registered domestic partner, a same-sex spouse or partner, or any person in a Marital Relationship with a Member.

“Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company, or other entity in which the Company either, directly or indirectly, owns capital stock or is a partner or is in some other manner affiliated through an investment or participation in the equity of such entity.

“Substitute Member” shall mean an Assignee who has been admitted to all the rights of a Member pursuant to this Agreement.

“Tax Distribution” shall have the meaning given to such term in Section 7.2.

“Tax Representative” shall have the meaning given to such term in Section 8.9.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Transfer Notice” shall have the meaning given to such term in Section 13.2.

“Transferring Member” shall have the meaning given to such term in Section 13.2.

“Treasury Regulations” shall mean regulations issued pursuant to the Code, as amended from time to time.

“Uncured Regulatory Problem” shall have the meaning given to such term in Section 4.9.

“Unit” shall mean a unit representing a fractional part of a Membership Interest as described in Section 3.3.

ARTICLE 2
FORMATION AND CONTINUATION OF COMPANY

2.1 Formation and Continuation. The Company was formed as a limited liability company pursuant to the provisions of the Act upon the filing of the Articles with the Office of the Secretary of State of the State of New York on July 31, 2026. The Manager is hereby authorized to file and record any amendments to the Articles and such other documents as may be required or appropriate under the Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

2.2 Name; Principal Place of Business. Unless and until amended in accordance with this Agreement and the Act, the name of the Company will be “Grown Rogue New York, LLC.” The principal place of business of the Company shall be 550 Airport Road, Medford, OR 97504, or such other place or places as the Manager from time to time determines.

2.3 Agent for Service of Process. The Company’s initial agent for service of process required by the Act is as set forth in the Articles and may be changed if and as determined by the Manager.

2.4 Business. The purpose of the Company is to engage in any activity in which a limited liability company is permitted to engage in under the Act.

2.5 Tax Treatment. It is the intent of the Members that the Company be taxed as a “partnership” for Federal income tax purposes. Unless otherwise determined by the Manager, the Company shall be taxed as a partnership in accordance with the terms of this Agreement.

2.6 Term. The term of the Company commenced upon the filing of the Articles with the New York Secretary of State and its existence shall be perpetual, unless its existence is sooner terminated pursuant to ARTICLE 11 of this Agreement.

ARTICLE 3
capital contributions; UNITS; RIGHTS OF PREFERRED UNITS

3.1 Capital Contributions. Each Member has made a Capital Contribution to the Company and, in exchange for such Capital Contribution, each Member shall have the rights set forth in this Agreement.

3.2 Additional Capital Contributions. No Member shall be permitted to make any additional contribution to the capital of the Company without the approval of the Manager. No Member shall be required to make any additional contribution to the capital of the Company.

3.3 Membership Interests; Units. Membership Interests in the Company shall be represented by Units authorized and issued by the Company in accordance with this Agreement, which may be divided into one or more types, classes or series (including sub-types, sub-classes and sub-series) in accordance with the terms of this Agreement. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, as set forth in this Agreement. The Manager shall maintain a schedule of all Members, their respective mailing addresses and the amount and class/series of Units held by each Member to be attached hereto as Schedule 1 (the “Members Schedule”), and the Manager shall update the Members Schedule upon the issuance or Transfer of any Units made in accordance with the terms and conditions of this Agreement.

3.4 Authorization; Voting. Subject to the terms of this Agreement, the Company is authorized to offer and issue two (2) classes of Units designated as “Common Units” or “Preferred Units,” as follows:

3.4.1 Common Units. Each Common Unit shall represent a voting interest in the Company and shall be entitled to the Distributions provided under Section 7.1. Each Common Unit shall be entitled to one (1) vote on all matters to be voted upon by the Members.

3.4.2 Preferred Units. Each Preferred Unit shall represent a voting interest in the Company and shall be entitled to the Distributions provided under Section 7.1. Each Preferred Unit shall be entitled to one (1) vote on all matters to be voted upon by the Members.

3.5 Rights of Preferred Units.

3.5.1 Conversion. At any time between the Effective Date and the fifth (5th)-year anniversary of the Effective Date (“Initial 5-Year Period”) and not following such time, upon ten (10) days’ prior written notice to the Manager, each Preferred Member may elect to convert all (but not less than all) of its Preferred Units into a number of subordinate voting shares (i.e., common shares) of GR International (“Share(s)”) equal to the aggregate amount of such Preferred Member’s Capital Contribution divided by the then-applicable Conversion Share Price; provided, that, upon such conversion, in the Company’s discretion, the Company shall either (i) pay in cash to such Preferred Member any accrued but unpaid amounts due and owing to such Preferred Member pursuant to Section 7.1.1, excluding those amounts due and owing under Section 7.1.1(c), or (ii) credit such amount of unpaid and accrued distributions to the deemed amount of the Preferred Member’s Capital Contributions, and thereby increase the number of Shares the Preferred Member will receive. For the avoidance of doubt, if the Preferred Members are owed accrued but unpaid amounts as described in Section 7.1.1(c), such amounts will be credited to the deemed amount of the Preferred Member’s Capital Contribution and thereby increase the number of Shares the Preferred Member will receive in a conversion. GR International shall reserve a sufficient number of its Shares to allow for the conversion contemplated herein. Further, the conversion contemplated under this Section 3.5.1 is subject to any approval required by the Canadian Securities Exchange (or any other primary exchange on which such shares are then listed) and GR International shall use its best efforts to obtain any such required approval.

3.5.2 Distributions. The Company shall make Distributions to the Members in accordance with Section 7.1.

3.5.3 Redemption. During the Initial 5-Year Period (and not following such time), so long as the Minimum Return has been achieved, upon thirty (30) days prior written notice to the Preferred Members (delivered in accordance with Section 14.6), the Company shall have the right, but not the obligation, to redeem all (but not less than all) of the Preferred Units then held by a Preferred Member in exchange for consideration equal to the Redemption Amount, which amount shall be paid by the Company within ten (10) days of the expiration of such thirty (30) day notice period in a lump sum by wire transfer of immediately available funds to an account designated by such Preferred Member. To clarify, at any point during such thirty (30) day notice period, each Preferred Member may exercise their right of conversion pursuant to Section 3.5.1. For purposes hereof, the “Redemption Amount” means, the sum of: (A) (i) during the Initial 3-Year Period, 150% of each Preferred Member’s Capital Contribution, or (ii) during the twenty-four (24)-month period following the expiration of the Initial 3-Year Period, 150% of each Preferred Member’s Capital Contribution, plus a yield of 15% interest per annum, accruing daily for such twenty-four (24) month period, computed on a 360-day year, based on the actual number of days elapsed, commencing on the expiration of the Initial 3-Year Period; and (B) 49% of the Company’s Excess Cash on the date the Company provides notice to the Preferred Members of its intent to redeem the Preferred Units. Additionally, as separate consideration for exercising the redemption described in this Section 3.5.3, upon exercising said redemption, GR International shall provide the Preferred Members with an aggregate of 10,000,000 warrants for a corresponding number of Shares, with a strike price of USD $0.60 per share, exercisable by the Preferred Members during a seven (7)-year term commencing on the date of the redemption. The warrants shall be provided pursuant to a Warrant Agreement, in the form mutually agreed upon by the parties. If the market price of GR International shares is higher than USD $0.60 per share on the redemption date, the Members agree that the warrant obligation contemplated herein will be settled, at the Preferred Member’s sole option, by 1) the issuance of the net value of GR International Shares equal to N = W × (MP − EP) / MP, rounded down to the nearest whole share, where W = 10,000,000, EP = USD $0.60, and MP is the $USD market price of GR International shares; or 2) the adjustment of the total number of warrants issued to an amount that establishes an equivalent value upon issuance as the 10,000,000 warrants with a strike price of USD $0.60 per share, as determined by the Black-Scholes option pricing model. Further, the issuance of shares or warrants contemplated under this Section 3.5.3 is subject to any approval required by the Canadian Securities Exchange (or any other primary exchange on which such shares are then listed) and GR International shall use its best efforts to obtain any such required approval.

3.6 Certificate of Units. Unless the Manager determines otherwise, Units shall not be certificated. In the event that Units are certificated, such certificates shall, in addition to any other legend required by Applicable Law, bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE OPERATING AGREEMENT BY AND AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, GIFT, PLEDGE, ENCUMBRANCE, HYPOTHECATION, OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH OPERATING AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, GIFTED, PLEDGED, ENCUMBERED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE 4
MEMBERSHIP

4.1 No Management or Control. Except as otherwise provided in this Agreement, no Member shall, in its capacity as a Member, take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

4.2 Additional Members. Additional Members may be admitted to the Company upon the approval of the Manager; provided that each such Person (a) shall execute a Joinder Agreement in the form attached as Exhibit A hereto (“Joinder Agreement”) agreeing to be bound by the terms of this Agreement and any other agreements or instruments by which a Member is bound, and (b) if applicable, is qualified under applicable Regulatory Laws to possess an ownership interest in a cannabis business and its ownership of Units does not create a Regulatory Problem.

4.3 Restrictions on Transfers.

4.3.1 General Restriction. Except with respect to Permitted Transfers or as otherwise provided in this Agreement, no Member or Assignee shall Transfer its Membership Interest or Economic Interest, as applicable, whether in whole or in part, without the approval of the Manager.

4.3.2 Requirements for Transfer. Notwithstanding Section 4.3.1, no Transfer of Units or an Economic Interest shall be permitted (regardless of whether the Manager approves such a Transfer) if it would, or would reasonably be likely to:

(a) result in violation of Regulatory Laws or otherwise create a Regulatory Problem;

(b) result in violation of the Securities Act, any applicable state law or the applicable securities laws of any other jurisdiction;

(c) result in the Transfer of Units or an Economic Interest of a Member to a direct or indirect competitor of the Company as reasonably determined by the Manager (provided that this Section 4.3.2(c) shall not apply to a Transfer by a Member of such Member’s entire Membership Interest in connection with a Deemed Liquidation Event);

(d) result in a violation of any other Applicable Law by the Member, any other Member, the Manager or the Company;

(e) cause the Company to be deemed a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code; or

(f) cause the termination or dissolution of the Company.

4.3.3 Transfers of Economic Interest Only. In the event of any Transfer made in accordance with this Section 4.3, the Transferee shall receive only the transferor’s Economic Interest in the Company, and the Transferee shall not be admitted as a Member or have any right as a result of such Transfer to participate in the affairs of the Company as a Member, unless such Transferee is admitted as a Member in accordance with Section 4.4.

4.3.4 Void Transfers. Any voluntary or involuntary Transfer in violation of this Section 4.3 or the requirements of ARTICLE 13 shall be null and void ab initio, and shall not operate to Transfer any portion of any Membership Interest or Economic Interest in the Company to the purported Transferee.

4.4 Admission of Substitute Members. An Assignee of Units shall be admitted as a Substitute Member only upon the approval of the Manager and execution of a Joinder Agreement. If so admitted, the Substitute Member shall have all the rights and powers, and shall be subject to all the restrictions and liabilities of, the Member who assigned such Units to the extent that such rights powers, restrictions and liabilities resulted from such assigning Member’s ownership of the assigned Units. The admission of a Substitute Member shall not release any Member who assigned such Units from liabilities or obligations to the Company, the other Members or any other Person that may have arisen prior to the Transfer.

4.5 Rights of Assignees. Unless an Assignee is admitted as a Substitute Member, such Assignee shall be the holder only of an Economic Interest and, as such, shall have no right to vote on, consent to, approve or participate in the determination of any matter, or to otherwise participate in the management of the business and affairs of the Company or to become a Member, which rights shall be retained by the Member or Substitute Member who Transferred the applicable Units to the Assignee.

4.6 Resignation or Withdrawal of a Member. Except as specifically provided in this Agreement, no Member shall have the right to resign or withdraw from membership in the Company or withdraw its interest in the capital of the Company; provided, however, that any Involuntary Transfer shall not be deemed a breach of this Section 4.6.

4.7 Compliance with Regulatory Laws. Each Member acknowledges that, as applicable, (i) as of the Effective Date, recreational adult-use cannabis and THC-related products are identified as a Schedule I Drug under the United States Controlled Substances Act, and that the Company’s business is directly or indirectly engaging in, the cultivation, manufacture, distribution, processing, and/or transportation of cannabis, (ii) activities relating to cannabis are highly regulated in jurisdictions which provide a regulatory structure for the legal (for their jurisdiction) ownership and operation of a business operating in the cannabis business, and (iii) certain regulations may require disclosure of personal information about the owners of, and others with a financial interest in, a cannabis business. If required by Applicable Law, each Member agrees to comply with all Regulatory Laws and authorizes the Company to disclose such personal information of such Member to such persons as the Manager deems appropriate in furtherance of compliance with Regulatory Laws.

4.8 Affected Members. If any Member becomes aware of the fact that such Member or another Member is an Affected Member (whether as a result of a Regulatory Problem, a Financial Action or a Divorce Action), such Member shall provide prompt written notice of the relevant details to the Manager and, as applicable, the Affected Member.

4.9 Regulatory Problems. In the event that a Member shall experience a Regulatory Problem which causes such Member to become an Affected Member, the Affected Member shall promptly take all actions necessary or advisable to eliminate, terminate, discontinue or otherwise cure the Regulatory Problem within ninety (90) days (or such shorter period of time as may be required by Regulatory Law or Regulatory Authorities), including: (i) terminating the activity, relationship or other circumstances giving rise to the Regulatory Problem; (ii) effecting the Transfer of its Units as permitted hereunder in accordance with Section 4.10; (iii) immediately providing the applicable Regulatory Authority with all information required or requested of the Affected Member; and (iv) taking all other actions as may be necessary or appropriate to remedy the Regulatory Problem. If the foregoing are not able to resolve the Regulatory Problem within such period (such Regulatory Problem, an “Uncured Regulatory Problem”), then the Affected Member’s Units shall be Transferred or otherwise redeemed in accordance with the applicable terms and provisions of Section 4.10.

4.10 Involuntary Transfer; Repurchase Rights. Notwithstanding anything to the contrary in this Agreement, subject to Applicable Law:

4.10.1 Upon the occurrence of any Involuntary Transfer (whether an Uncured Regulatory Problem, Financial Action or Divorce Action), the Affected Member and/or, as applicable, his/her Spouse or other holder of a Units, if any, shall be deemed an Assignee hereunder, and the Manager shall take such actions as it deems reasonably necessary to effectuate the provisions of this Section 4.10.1. Notwithstanding anything to the contrary, Transfers in connection with an Involuntary Transfer shall not be subject to the provisions of ARTICLE 13.

4.10.2 In connection with a Divorce Action, (a) first, the Affected Member shall have the right and option to repurchase all or any portion of the subject Units, then (b) if and to the extent such Affected Member does not elect to repurchase all of such Units, the Company shall have the right and option to repurchase all or the remainder of the subject Units, then, (c) if and to the extent the Company does not elect to repurchase all or the remainder of such Units, the other Members shall have the right and option to repurchase all or the remainder of the subject Units on a pro rata basis, and then (d) if and to the extent the Members do not elect to repurchase all or the remainder of such Units, the Manager shall have the right to assign to a third party selected by the Manager, the right to purchase all or the remainder of the subject Units.

4.10.3 In connection with an Uncured Regulatory Problem or Financial Action, (a) first, the Company shall have the right and option to repurchase all or any portion of the subject Units, then, (b) if and to the extent the Company does not elect to repurchase all of such Units, the other Members shall have the right and option to repurchase all or the remainder of the subject Units on a pro rata basis, and then (c) if and to the extent the Members do not elect to repurchase all or the remainder of such Units, the Manager shall have the right to assign to a third party selected by the Manager, the right to purchase all or the remainder of the subject Units.

4.10.4 The purchase price for the subject Units shall be (a) in connection with a Divorce Action, the lesser of the Fair Market Value and the price used to value the subject Units in the Divorce, or (b) in connection with an Uncured Regulatory Problem, the Fair Market Value of the subject Units, and (c) in connection with a Financial Action, the lesser of the Fair Market Value and the price used to value the subject Units in the Financial Action. Within ten (10) days of a final determination of the Fair Market Value, the purchaser(s) of the subject Units shall pay the purchase price thereof by, in the discretion of such purchaser(s) subject to Applicable Law, (x) offsetting and canceling any Indebtedness then owed by the Affected Member to the purchaser(s), (y) cash in a lump sum, and/or (z) promissory note, which shall be payable in equal annual installments of principal plus accrued interest over a five (5)-year term, commencing on the first anniversary of the end of the ten-day period, with no pre-payment penalty, and shall bear interest compounded semi-annually at the prime rate announced by Citibank, N.A. (or its successors) as published in The Wall Street Journal at the time of delivery of such promissory note.

4.11 Disassociation of a Member. The death of a Member or the Person controlling the Member will cause such Member to become a Disassociated Member; provided, that the executor, administrator or other legally authorized personal representative of such Member or the Person controlling the Member shall have all of the rights of a Member for the sole purpose of settling or managing his/her estate and shall have only such power as the Member possessed to make a Permitted Transfer in accordance with the terms hereof. If such Permitted Transfer does not occur within sixty (60) days after the death of the Member or the Person controlling the Member, the Disassociated Member or its legal representative, successor or assign shall thereafter have only those rights of an Assignee under this Agreement; provided, that the Disassociated Member or its legal representative, successor or assign may thereafter request admission to the Company as a Substitute Member pursuant to Section 4.4.

4.12 Voting Rights. Except as otherwise required by Applicable Law or as provided in this Agreement, Members shall have no voting, approval or consent rights. Except as otherwise required by Applicable Law or as provided in this Agreement, in matters on which Members are entitled to vote (other than any matters where certain specified Members have a separate approval right hereunder), the vote of each Member shall be counted in accordance with such Member’s Percentage Interest.

4.13 No Authority as Agent. No Member shall have the authority in its capacity as a Member to enter into any transaction on behalf of the Company or to otherwise bind the Company.

4.14 Interest in Property of the Company. Each Member’s Units shall for all purposes be deemed personal property. All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership in such property.

4.15 Information Rights. The Company shall provide each Member with such information and inspection rights as required under Applicable Law. In addition, subject to good faith efforts, the Company shall deliver to each Member, by March 1 of each year or such later date as the Manager reasonably deems advisable and that would not adversely impact a Member’s ability to timely file such Member’s tax returns (including any extension period), a Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of a Member’s federal, state and local income tax returns for such Fiscal Year.

4.16 Representations and Warranties. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Members, whether admitted as of the Effective Date or otherwise, represents and warrants to the Company and each other Member and acknowledges that:

4.16.1 Units (a) have not been registered under the Securities Act or the securities laws of any other jurisdiction; and (b) are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless: (i) they are subsequently registered or exempted from registration under the Securities Act; and (ii) the provisions of this Agreement have been complied with;

4.16.2 Such Member’s Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

4.16.3 Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company, and such Member acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company for such purpose;

4.16.4 By reason of such Member’s business or financial experience, the Member has the capacity to protect its own interests in connection with the transactions contemplated hereunder, is able to bear the risk of investment in the Company, and at the present time could afford a complete loss of such investment. The Member is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

4.16.5 The execution, delivery and performance of this Agreement (a) have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained; and (b) do not contravene and will not result in a default in any material respect under any provision of any Applicable Law or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound;

4.16.6 The ownership of Units by such Member does not, and is not reasonably expected to, create, a Regulatory Problem;

4.16.7 This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by Bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity); and

4.16.8 If applicable, neither the issuance of any Units to any Member nor any provision contained herein will entitle the Member to remain in the employment of the Company or affect the right of the Company to terminate the Member’s employment at any time for any reason, other than as otherwise provided in such Member’s employment agreement or other similar agreement with the Company, if applicable.

ARTICLE 5
Debt facility

5.1 Debt Facility. The Preferred Members covenant to advance (or to cause an Affiliate thereof to advance) up to USD $5,000,000 of debt financing to the Company during the one (1)-year period following the Effective Date (the “Debt Facility”). Any advance under the Debt Facility shall be subject to the Company’s consent, and draws shall be advanced in increments of $1,000,000 by providing the Preferred Member with 20 days’ prior written notice. In exchange for such commitment, GR International has, on the Effective Date, provided a commitment fee, comprised of 300,000 Shares, to the Preferred Members (or an Affiliate thereof). The Debt Facility shall be evidenced by a Maximum Advance Promissory Note by and between the Company and each participating Preferred Member (or Affiliate thereof), in the form mutually agreed to by the parties, including the following terms:

5.1.1 All debt of the Company shall be subordinate to the amount advanced under the Debt Facility;

5.1.2 The interest rate for each advance shall be 15% interest per annum, computed on a 360-day year based on the actual number of days elapsed;

5.1.3 Accrued interest shall be paid quarterly to the participating Preferred Members on the following dates: March 31, June 30, September 30, and December 31;

5.1.4 All principal and unpaid interest shall be payable on the fourth (4th) anniversary of the Effective Date; provided, however, there shall be no prepayment penalty;

5.1.5 If there are any unpaid quarterly interest payments, unpaid and accrued interest shall accrue at a default rate of 20% interest per annum, computed on a 360-day year and the actual number of days elapsed from the date of the default; and

5.1.6 For each USD $1 advanced by the Preferred Members under the Debt Facility, GR International shall issue 0.901 warrants corresponding to like numbers of Shares at a strike price of USD $0.55, exercisable over a term of five (5) years. If the market price of GR International shares is higher than USD $0.55 per share on the redemption date, the Members agree that the warrant obligation contemplated herein will be settled, at the Preferred Member’s sole option, by: 1) the issuance of the net value of GR International shares equal to N = W × (MP − EP) / MP, rounded down to the nearest whole share, where W = 0.901* total dollars advanced by the Preferred Members under the Debt Facility, EP = USD $0.55, and MP is the $USD market price of GR International shares; or 2) the adjustment of the 0.901 warrants issued per USD $1 advanced by the Preferred Members under the Debt Facility to an amount that establishes an equivalent value upon issuance as the 0.901 warrants issued per USD $1 advanced by the Preferred Members under the Debt Facility with a strike price of USD $0.55 per share, as determined by the Black-Scholes option pricing model. Further, the issuance of shares or warrants contemplated under this Section 5.1.6 is subject to any approval required by the Canadian Securities Exchange (or any other primary exchange on which such shares are then listed) and GR International shall use its best efforts to obtain any such required approval.

In the event any assets of the Company Group are sold outside the ordinary course of business, to the extent permitted by Applicable Law, the Company shall apply the proceeds first to satisfy paying unpaid interest and principal under the Debt Facility in full prior to satisfying liabilities to other creditors of the Company. Thereafter, within 30 days, the Company shall distribute any remaining proceeds to the Members in accordance with Section 7.1.

5.2 Right of First Refusal. During the five (5)-year period commencing on the Effective Date, prior to entering into a binding commitment to incur debt financing from any third-party creditor, the Company shall provide a notice to the Preferred Member Representative, containing the material terms of the debt financing offered to the Company (including, without limitation, term of the commitment, amount of principal offered to be advanced, interest rate, and amortization schedule, collectively “Third-Party Offer”). Within twenty (20) Business Days following the Company’s delivery of notice of the Third-Party Offer, the Preferred Member Representative shall be given a right to agree to commit (for itself or on behalf of the Preferred Members) to provide debt financing on substantially the same terms as the Third-Party Offer, and if the Preferred Member Representative executes a binding written agreement to extend debt financing on those terms, then the Company shall not proceed to accept debt financing from the prospective third-party creditor and shall accordingly obtain the debt financing from the Preferred Members on the terms of the Third-Party Offer. For purposes of clarification, the foregoing right of first refusal shall not apply to trade payables, accounts payables, and other liabilities incurred in the ordinary course. In the event the Preferred Member Representative does not provide notice of its election for the Preferred Members to provide debt financing along the terms of the Third-Party Offer during the twenty (20) Business Day notice period, the Company shall be permitted to accept debt financing from the other third-party creditor along the terms of the Third-Party Offer and the Preferred Members shall waive their rights to provide the debt financing.

ARTICLE 6
MANAGEMENT

6.1 Manager. Subject to the provisions of this Agreement and the Act relating to actions required to be approved by the Members, the business, property and affairs of the Company shall be managed by, and all powers of the Company shall be exclusively exercised by or under the direction of, a manager (the “Manager”). The Manager shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers under the laws of the State of New York. Without limiting the foregoing, the Manager shall have the ability and the authority to execute and deliver contracts instruments binding upon the Company, and the Manager may delegate such authority to officers of the Company, but, in each case, solely to the extent the Manager or such officers are authorized and directed by the Manager to do so or are otherwise authorized pursuant to the terms of this Agreement. Notwithstanding the foregoing or anything to the contrary, prior to the conversion or redemption of all Preferred Units pursuant to this Agreement, neither the Manager nor the Company shall agree to amend, modify or waive any provision of any agreement with PharmaCann of New York, LLC (“PCNY”) (“LicenseCo”), including but not limited to any operating agreement or governing document of LicenseCo, in any way that causes the Company to not receive one hundred percent (100%) of all distributions or dividends of LicenseCo.

6.2 Initial Manager. The initial Manager shall be Grown Rogue Unlimited, LLC.

6.3 Expenses. The Manager shall be reimbursed by the Company for reasonable travel and other expenses incurred in direct connection with fulfilling the Manager’s duties as a Manager; provided, however, that the maximum amount of any reimbursement to the Manager contemplated by this Section 6.3 shall be limited to actual hours worked by employees or contractors of the Manager on behalf of the Company with no markup for services rendered.

6.4 Limitations on Powers of Members. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. No Member, acting solely in the capacity of a Member, is an agent of the Company, nor does any Member, unless expressly authorized in writing to do so by the Manager, have any right, power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

6.5 Resignation; Removal, Replacement of Manager. The Manager shall serve as the Manager until the Manager resigns or is removed as provided herein. Prior to the resignation of the Manager, the Manager shall appoint a replacement Manager. The Manager may be removed for Cause at any time by a Majority-in-Interest of the Members. If the Manager is removed, a Majority-in-Interest of the Members shall elect a replacement Manager.

6.6 Officers. The Manager may appoint officers at any time. The officers of the Company may include a Chief Executive Officer and such other officers as may be deemed necessary by the Manager from time to time. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the Manager. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Manager at any time.

ARTICLE 7
DISTRIBUTIONS

7.1 Priority of Distributions. Subject to Section 7.2 (which governs Tax Distributions), ARTICLE 11 (which governs distributions made following the dissolution of the Company) and Section 12.1 (which governs distributions following a Deemed Liquidation Event), commencing on the Effective Date, the Company shall make the following Distributions:

7.1.1 Prior to making any Distributions to a Common Member, the Company shall make a Distribution to the Preferred Members as follows:

(a) No later than the one (1)-year anniversary of the Effective Date (“One-Year Mark”), the Company shall make an aggregate Distribution to the Preferred Members in the amount of $1,000,000 (the “Initial Preferred Payment”).

(b) On each subsequent anniversary of the One-Year Mark, the Company shall make an aggregate Distribution to the Preferred Members in the amount of $2,000,000 (the “Subsequent Preferred Payments,” and together with the Initial Preferred Payment, the “Annual Preferred Payments,” and each an “Annual Preferred Payment”).

(c) Notwithstanding the foregoing, in the event the Company is unable to make any Annual Preferred Payment to the Preferred Members in full when due, then additional preferred payment shall accrue on the unpaid and accrued amount of the Annual Preferred Payment at a rate of 20% per annum computed on a 360-day year from the date the underlying Annual Preferred Payment was due until such Annual Preferred Payment (together with all additional accruals) is paid in full.

7.1.2 To the extent there is sufficient Net Cash from Operations and provided the Company has adequate working capital as determined by mutual agreement of the Manager and the Preferred Member (such agreement not to be unreasonably withheld), at any time, the Company, subject to the limitations described herein, may make a distribution to Common Members equal to the amount of the most recently paid Annual Preferred Payment distributed to the Preferred Members (a “Catch-Up Distribution”).

(a) Under no circumstances will the amount of a Catch-Up Distribution include accrued interest, or will the amount of a Catch-Up Distribution exceed the amount of the most recently distributed Annual Preferred Payment. Unpaid Catch-Up Distributions shall not accrue or carry forward to any future period.

(b) Under no circumstances shall the Company’s proceeds of the Company’s Debt Facility (or any other debt financing) be applied to make a Catch-Up Distribution.

7.1.3 At any time in which the Company has (i) satisfied making all outstanding Annual Preferred Payments and (ii) paid a corresponding Catch-Up Distribution, and to the extent there is sufficient Net Cash From Operations, the Company, in the discretion of the Manager, may make distributions to the Members, on a pro rata basis in accordance with each Member’s Percentage Interests.

7.2 Tax Distributions. Subject to the Company’s having sufficient Net Cash From Operations in the reasonable judgment of the Manager, no later than March 31 of each Fiscal Year or such later date as the Manager reasonably determines, the Company shall make a cash distribution (or distributions) to each Member who has been allocated net taxable income of the Company (determined in accordance with Code Section 703(a) for the previous taxable year) in an amount equal to such Member’s allocable share of such net taxable income multiplied by a percentage equal to the highest combined rate of tax imposed on individuals for federal, state and local income tax purposes for such taxable year, after taking into account the deductibility (if any) of state and local taxes for federal income tax purposes, and otherwise based on such reasonable assumptions as the Manager determines in good faith to be appropriate (a “Tax Distribution”). Any Tax Distributions shall be deemed to be an advance distribution of amounts otherwise distributable to the Members pursuant to Section 7.1.2 or Section 12.1 (including distributions made pursuant to Section 11.4 in accordance with Section 12.1), provided however that such distributions shall not be double counted when calculating the Preferred Member’s Minimum Return The Company may distribute Tax Distributions in quarterly installments on an estimated basis prior to the end of a taxable year, but if the amounts distributed by the Company to a Member as estimated quarterly Tax Distributions exceed the amount of Tax Distributions to which such Member is entitled for such taxable year, the Member will, within thirty (30) days after the tax return for such taxable year is filed, return such excess to the Company, and such excess shall be treated as a distribution to such Member pursuant to Section 7.1 until it is returned (or if for any reason such excess is not returned, then such excess shall be offset against any future distributions to which such Member otherwise would be entitled under Section 7.1, or Section 12.1 (including distributions made pursuant to Section 11.4)).

7.3 Excess Cash Distributions. At any time during the Initial 5-Year Period, in addition to and without regard to the Annual Preferred Payments, Catch-Up Distributions, or any other Distribution otherwise required or permitted under this Section 7.1, the Company may, in the Manager’s sole discretion, make one or more Distributions to the Preferred Members (and not to the Common Members) in an aggregate amount up to the Excess Cash available as of the date of such Distribution (each, an “Excess Cash Distribution”). Excess Cash Distributions are optional and not mandatory, may be made at any time and from time to time, and the making (or non-making) of any Excess Cash Distribution shall not reduce, delay, or otherwise affect the amount or timing of any Annual Preferred Payment, Catch-Up Distribution, or Tax Distribution otherwise due under this Article 7.

7.4 Restrictions on Distributions. The following restrictions on distributions shall apply:

7.4.1 The Company shall not make any distribution to the Members unless, immediately after giving effect to the distribution, all liabilities to third party creditors of the Company, other than liabilities as to which recourse of creditors is limited to specified property of the Company, do not exceed the Fair Market Value of the Company property (including intangible assets); provided that the fair value of any property that is subject to a liability as to which recourse of creditors is so limited shall be included in the Company assets only to the extent that the fair value of the property exceeds such liability.

7.4.2 The Company shall not make any distribution to the Members unless, immediately after giving effect to the distribution, the Company shall have sufficient cash available to meet the reasonably anticipated financial needs of the Company, as such needs are determined in the reasonable discretion of the Manager.

7.4.3 The Company shall not make any distribution to the Members to the extent such distribution would result in a default under, or a violation of or cause the acceleration of any Indebtedness under, any credit or loan agreement with the Company from a third party.

7.5 Return of Distributions. Members and Assignees who receive distributions made in error or in violation of the Act or this Agreement shall hold such improper distributions in trust for, and promptly return such improper distributions to, the Company. Except for such improper distributions, no Member or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Assignee or paid by a Member or Assignee for the account of the Company or to a creditor of the Company shall be added to the Capital Account(s) from which it was subtracted when it was distributed to the Member or Assignee.

7.6 No Other Withdrawals. Except as provided in this Agreement, no withdrawals or distributions shall be required or permitted.

ARTICLE 8
CAPITAL ACCOUNTS, ALLOCATIONS; WITHHOLDING; TAX MATTERS

8.1 Capital Accounts. A capital account (a “Capital Account”) shall be established and maintained for each Member on the books and records of the Company in accordance with Code Section 704(b) the Treasury Regulations thereunder.

8.2 Adjustments to Capital Accounts. So long as the Company elects to be taxed as a partnership for federal tax purposes, as of the last day of each Accounting Period, the balance in each Member’s Capital Account shall be adjusted by: (a) increasing such balance by (i) such Member’s allocable share of Net Profits and other items of income and gain for such Accounting Period, and (ii) the Capital Contributions, if any, made by such Member during such Accounting Period; (b) decreasing such balance by (i) the amount of cash and the Book Value of any property distributed to such Member pursuant to this Agreement and (ii) such Member’s allocable share of each item of the Company’s Net Losses and other items of deduction or loss for such Accounting Period; and (c) making such other adjustments as required by Code Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Upon the admission of an Additional Member to the Company and upon other events when the Book Value of the assets of the Company are adjusted, the Capital Accounts of the Members shall be adjusted to reflect their interests in the then fair market value of the Company’s assets. If Units are issued pursuant to the exercise of an option or warrant issued by the Company, the Capital Account of the exercising person shall reflect not only the cash or property contributed by such person, but also any excess of the fair market value of such person’s proportionate share of the Company’s assets over such contribution (and the Capital Accounts of the other Members shall be adjusted pursuant to the previous sentence of this paragraph).

8.3 Negative Capital Accounts. Except as otherwise expressly provided in the Agreement or as required by law, no Member shall be required to make up a negative balance in its Capital Account. Except as otherwise expressly provided in this Agreement or as required by law, the Manager shall not be required to make up a negative balance in its Capital Account.

8.4 No Withdrawal of Capital. Except as otherwise expressly provided in this Agreement, no Member shall have the right to withdraw capital from the Company or to receive any distribution of or return on such Member’s Capital Contributions.

8.5 Allocations of Net Profits and Net Losses. So long as the Company elects to be taxed as a partnership for federal tax purposes:

8.5.1 For each Fiscal Year or other Accounting Period, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year or other Accounting Period and all special allocations with respect to such Fiscal Year or other Accounting Period, all Net Profits and Net Losses shall be allocated to the Member’ Capital Accounts in a manner such that, as of the end of such Fiscal Year, the Adjusted Capital Account of each Member (which may be either a positive or negative balance) shall be equal to the amount which would be distributed to such Member pursuant to a Hypothetical Liquidation as of the end of the last day of such Fiscal Year or other Accounting Period. For this purpose, a “Hypothetical Liquidation” means that all assets of the Company are disposed of in a taxable disposition for the Book Value of such assets (but in the case of assets subject to the rules in the Treasury Regulations governing the chargeback of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, such provisions would apply), the liabilities of the Company are fully satisfied in accordance with their terms, and the remaining amounts are distributed to the Members pursuant to ARTICLE 11 (without giving effect to Section 12.1.2).

8.5.2 Notwithstanding anything to the contrary in this Section 8.5, the amount of items of Company expense and loss allocated pursuant to this Section 8.5 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing or increasing an Adjusted Capital Account deficit for such Member at the end of any taxable year. All such items in excess of the limitation set forth in this Section 8.5.2 shall be allocated first to the other Members (to the extent such Members are not subject to such limitation) in accordance with Section 8.5.1.

8.6 Regulatory Allocations. So long as the Company elects to be taxed as a partnership for federal tax purposes, notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

8.6.1 Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Fiscal Year or other Accounting Period, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, as determined under Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.6.1 is intended to comply with the “minimum gain chargeback” requirements of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

8.6.2 Chargeback Attributable to Partner Nonrecourse Debt. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year or other Accounting Period, each Member with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such Fiscal Year or other Accounting Period shall be specially allocated items of income and gain for such Fiscal Year or other Accounting Period (and, if necessary, for subsequent Fiscal Year or other Accounting Periods) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(i). This Section 8.6.2 is intended to comply with the “partner nonrecourse debt minimum gain chargeback” requirements of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

8.6.3 Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in an Adjusted Capital Account deficit for the Member, such Member shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account deficit as quickly as possible; provided, that an allocation pursuant to this Section 8.6.3 shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this ARTICLE 8 have been tentatively made as if this Section 8.6.3 were not in the Agreement. This Section 8.6.3 is intended to constitute a “qualified income offset” as provided by Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

8.6.4 Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated among the Members who bear the Economic Risk of Loss for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in the ratio in which they share Economic Risk of Loss for such Partner Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Treasury Regulations Section 1.704-2(b)(4) and (i)(1).

8.6.5 Nonrecourse Deductions. Any Nonrecourse Deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other Accounting Period or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

8.6.6 Regulatory Allocations. The allocations set forth in this Section 8.6 and Section 8.5.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the applicable Treasury Regulations promulgated under Code Section 704(b). Notwithstanding any other provision of this ARTICLE 8, the Regulatory Allocations shall be taken into account in allocating Net Profits, Net Loss and other items of income, gain, loss and deduction to the Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Net Profits, Net Loss and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

8.7 Tax Allocations. So long as the Company elects to be taxed as a partnership for federal tax purposes:

8.7.1 Tax Allocations in General. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be allocated among the Members in the same proportions as they share Net Profits or Net Losses, as the case may be, for the applicable Fiscal Year or other Accounting Period.

8.7.2 Section 704(c) Allocations. Income, gain, loss and deduction with respect to Company property shall be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder so as to take into account the variation, if any, between the adjusted tax basis of such property and its Book Value. Any elections or other decisions relating to such allocations shall be made by the Manager in its sole discretion. Allocations pursuant to this Section 8.7 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of distributions.

8.8 Other Tax Matters. All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined in good faith by the Manager.

8.9 Partnership Representative. So long as the Company elects to be taxed as a partnership for federal tax purposes:

8.9.1 The Manager shall designate a “Tax Representative,” who shall be the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code, who initially shall be J. Obie Strickler. If any state or local tax law provides for a tax matters member/partnership representative or person having similar rights, powers, authority or obligations, the Tax Representative shall also serve in such capacity and shall opt out of the application of any centralized reporting regime to the extent practicable.

8.9.2 Each Member agrees to provide promptly and to update as necessary at any times requested by the Tax Representative, all information, documents, self-certifications, tax identification numbers, tax forms, and verifications thereof, that the Tax Representative deems necessary in connection with (1) any information required for the Company to determine the application of Sections 6221-6235 of the Code; (2) an election by the Company under Section 6221(b) or 6226 of the Code, and (3) an audit or a final adjustment of the Company by a taxing authority. Each Member covenants and agrees to take any action reasonably requested by the Company in connection with an election by the Company under Section 6221(b) or 6226 of the Code, or an audit or a final adjustment of the Company by a taxing authority (including, without limitation, promptly filing amended tax returns and promptly paying any related taxes, including penalties and interest).

8.9.3 The Members acknowledge and agree that the Tax Representative may cause the Company to elect out of the application of Section 6221(a) of the Code for each taxable year beginning after December 31, 2017, to the extent the Company is eligible to make such election. If the Company is not eligible to make such election, the Members acknowledge that the Company may elect the application of Section 6226 of the Code for its first taxable year and for each Fiscal Year thereafter; provided, however, that, unless otherwise determined by the Manager, the Company shall elect the procedures described in Section 6226 of the Code (and any corresponding provision of state or local tax law) for any income tax audit relating to a tax period beginning on or before the date hereof. This acknowledgement applies to each Member whether or not the Member owns an interest in the Company in both the reviewed year and the year of the tax adjustment. In the event that the Company elects the application of Section 6226 of the Code, the Members agree and covenant to take into account and report to the United States Internal Revenue Service (or any other applicable taxing authority) any adjustment to their tax items for the reviewed year of which they are notified by the Company in a written statement, in the manner provided in Section 6226(b), whether or not the Member owns any interest in the Company at such time.

8.9.4 The Company shall indemnify, defend, and hold the Tax Representative harmless for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with its serving in that capacity, provided that the Tax Representative shall not be entitled to indemnification for such costs and expenses if the Tax Representative has not acted in good faith for a purpose which the Tax Representative reasonably believes to be in, or not opposed to, the best interests of the Company.

8.9.5 The provisions contained in this Section 8.9 shall survive the termination of the Company, the termination of this Agreement and, with respect to any Member, the transfer or assignment of any portion of such Member’s Interest in the Company.

8.10 Tax Classification. The Company shall initially be taxed as a partnership and shall not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations Section 301.7701-3(a) or under any corresponding provision of state or local law; provided that the Manager may cause the Company to be treated as a C Corporation or an association taxable as a corporation for federal and, if applicable, state or local income tax purposes, in which case each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

8.11 Withholding.

8.11.1 General. Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Company and each Covered Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local or non-U.S. income tax purposes against all claims, liabilities and expenses of whatever nature (other than penalties and any interest thereon) relating to such Covered Person’s obligation to withhold and to pay over, or otherwise pay, any required withholding or other required taxes payable by the Company with respect to such Member or as a result of such Member’s participation in the Company.

8.11.2 Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company and the Manager to withhold and to pay over, or otherwise pay, any required withholding or other required taxes payable or required to be deducted by the Company or any of its Affiliates (pursuant to the Code or any provision of U.S. federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s participation in the Company. If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time that such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution to such Member with respect to such Member’s interest in the Company to the extent that such Member (or any successor to such Member’s interest in the Company) would have received a cash distribution but for such withholding. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding, the Manager shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer, which payment shall not constitute a Capital Contribution and, consequently, shall not result in a net increase in the Capital Account of such Member.

8.11.3 Withholding Tax Rate. Any withholdings referred to in this Section 8.11 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Manager shall have received an opinion of counsel, or other evidence, satisfactory to the Manager to the effect that a lower rate is applicable or that no withholding is applicable.

8.11.4 Withholding from Distributions to the Company. In the event that the Company receives a distribution or payment from or in respect of which tax has been withheld, the Company shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and each Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time of such distribution equal to the portion of such amount that is attributable to such Member’s interest in the Company as equitably determined by the Manager, which payment shall be deemed to be a distribution of Net Cash from Operations pursuant to the Section 7.1 to the extent that such Member (or any successor to such Member’s interest in the Company) would have received a cash distribution but for such withholding. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding, the Manager shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer, which payment shall not constitute a Capital Contribution and, consequently, shall not result in a net increase in the Capital Account of such Member. In the event that the Company anticipates receiving a distribution or payment from which tax will be withheld in kind, the Manager may elect to prevent such in-kind withholding by paying such tax in cash and may require each Member in advance of such distribution to make a prompt payment to the Company by wire transfer of the amount of such tax attributable to such Member’s interest in the Company as equitably determined by the Manager, which payment shall not constitute a Capital Contribution and, consequently, shall not result in a net increase in the Capital Account of such Member.

8.12 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Income or Net Loss that would have resulted if such asset were sold for such value. Such Net Income or Net Loss shall then be allocated among the Members pursuant to this ARTICLE 8, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The Manager shall reasonably determine the fair market value of such asset; provided that in the event of a distribution to the Manager and/or any of its Affiliates, such fair market value shall be determined by the Members holding a majority Percentage Interest (excluding any Percentage Interest of the Manager and/or its Affiliates).

ARTICLE 9
ACCOUNTING AND RECORDS

9.1 Books and Records. The books and records of the Company shall be maintained in a fashion that facilitates income tax reporting and Capital Account maintenance. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office all books and records of the Company required under the Act.

9.2 Delivery to Members and Inspection. Subject to applicable law, upon the request of any Member or Assignee, for purposes solely related to the interest of that Person as a Member or Assignee, the Manager shall make available to the requesting Member or Assignee, during the Company’s regular business hours and at the expense of such Member or Assignee, the information required to be maintained pursuant to Section 9.1. Any information so obtained or copied shall be kept and maintained in strict confidence except as required by law. In addition, within thirty (30) days of the end of each fiscal quarter and upon each distribution under Section 7.1.1, the Manager shall deliver to each Preferred Member financials for such quarter that would reasonably permit such Preferred Member to calculate the Net Cash from Operations during such fiscal quarter.

9.3 Reliance on Books and Records. Any Member shall be fully protected in relying in good faith upon the records and books of account of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Members or employees, or by any other Person, as to matters the Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

ARTICLE 10
LIABILITY, EXCULPATION AND INDEMNIFICATION;
covenants

10.1 Liability, Exculpation and Indemnification.

10.1.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

10.1.2 Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

10.1.3 Duties and Liabilities of Covered Persons. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

10.1.4 Indemnification. To the fullest extent permitted by Applicable Law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of (a) any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company or its subsidiaries and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, or (b) the conduct of the business of the Company; provided, however, that any indemnity under this Section 10.1.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

10.1.5 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this ARTICLE 10.

10.1.6 Insurance. The Company may purchase insurance, to the extent and in such amounts as the Manager shall deem reasonable, on behalf of Covered Persons and such other Persons as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or its subsidiaries or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Manager and the Company may enter into indemnity agreements with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 10.1.5 and containing such other procedures regarding indemnification as are appropriate. Upon the occurrence of a Deemed Liquidation Event in which the Company merges with another entity and is not the surviving entity, or the Company transfers all of its assets, proper provisions shall be made so that successors of the Company assume the Company’s obligations with respect to indemnification of the Manager.

10.1.7 Permissive Indemnification. The Company (with the approval of the Manager) may, but shall not be obligated to, indemnify any Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any action or proceeding by reason of the fact that such Person was or is a Member, Manager, officer, employee, or agent of the Company, to the same extent as provided in Section 10.1.4 with respect to the Covered Persons set forth therein or to such lesser extent and upon such terms and conditions as the Manager deems appropriate.

10.1.8 Savings Clause. If this Section 10.1 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person to the fullest extent permitted by Applicable Law.

10.2 Corporate Opportunities; Non-Solicitation.

10.2.1 Corporate Opportunities. Except as set forth in this Section 10.2, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity. The organization of the Company shall be without prejudice to the Members’ (except as set forth in Section 10.2) respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s Affiliates.

10.2.2 Non-Solicitation. Unless otherwise approved by the Manager, at any time that a Person is a Member or Manager, and for a period of twelve (12) months after termination of such ownership for any reason, such Person will not, directly or indirectly (a) solicit, divert, or take away, or attempt to solicit, divert, or take away, any Person that was or is at the time of such termination a customer, client, supplier, lessor, licensor, or other business associate or relationship of the Company, or (b) solicit the employment or services of any Person that is employed by, or provides services to, the Company during such non-solicitation period; provided for the avoidance of doubt that a Member shall not be deemed to violate this Section 10.2.2 if an entity that such Member and/or its Affiliate is an investor, shareholder, or member of engages in any such solicitation or diversion and such Member did not engage in such solicitation or diversion.

10.2.3 Acknowledgement of Reasonableness. The Members acknowledge and agree that the duration and scope of the obligations described in this Section 10.2, are fair, reasonable and necessary in order to protect the Company’s goodwill and legitimate business interests. If, however, any court of competent jurisdiction determines for any reason that the duration or scope of any of these obligations is unreasonable, or that such provision is unenforceable for any reason, such provision may be modified or rewritten by such court to the extent that such obligations will be deemed valid and enforceable.

10.3 Confidential Information.

10.3.1 Each Member acknowledges that during the term of this Agreement, such Member and its Affiliates will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, trade secrets, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists and other business information and documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company or performing its duties as a Manager, officer, employee, consultant or other service provider of the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association or employment with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. For the avoidance of doubt, a Member may disclose Confidential Information to its attorneys, accountants, investors, partners and other representatives so long as such recipient is bound by similar confidentiality obligations to such Member. In addition, a Member’s review of Confidential Information may lead such Member to have increased knowledge of the Company’s industry and/or operations and such Member’s and its Affiliate’s use of such knowledge in investments in other entities shall not be deemed a violation of this Section 10.3.1.

10.3.2 The restrictions of Section 10.3.1 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or becomes available to a Member or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Member and any of its Representatives in compliance with this Agreement; (iii) is or has been independently developed or conceived by such Member without use of Confidential Information; (iv) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company, any other Member or any of their respective Representatives; provided, however, that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Member or any of its Representatives; or (v) is required to be disclosed by such Member to any Governmental Authority.

10.3.3 Return of Confidential Information. Upon the sale or assignment of all Membership Interest by a Member, at the Company’s written request, such Member shall promptly deliver to the Company all Confidential Information which such Member has in its/his/her possession or under such Member’s control; provided such Member may retain copies of Confidential Information: (i) that are stored on such Member’s IT backup and disaster recovery systems until the ordinary course deletion thereof; (ii) as required by applicable regulation, law or a Member’s document retention policies; and/or (iii) that is prepared for its senior management or investment committee relating to such Member’s investment in the Company.

ARTICLE 11
DISSOLUTION AND TERMINATION

11.1 Termination. The Company shall be dissolved, its property disposed of and its affairs wound up upon the first to occur of the following:

(a) the entry of a decree of judicial dissolution under the Act;

(b) the date sixty (60) calendar days after the Company is not treated as a partnership for federal income tax purposes; provided that the Company uses reasonable efforts to restore its partnership tax status in such sixty (60)-day period, except that no dissolution shall occur pursuant to this clause if treatment of the Company other than as a partnership for federal income tax purposes occurs as a result of a voluntary election by the Company of such other treatment; or

(c) any Deemed Liquidation Event, after the final distribution of any proceeds thereof to the Persons entitled thereto.

11.2 Authority to Wind Up. The Manager shall have all necessary power and authority required to marshal the assets of the Company, to pay the Company’s creditors, to establish reasonable reserves for contingent liabilities of the Company, to distribute assets and otherwise wind up the business and affairs of the Company. In particular, the Manager shall have the authority to continue to conduct the business and affairs of the Company insofar as such continued operation remains consistent, in the judgment of the Manager, with the orderly winding up of the Company.

11.3 Winding Up; Articles of Dissolution. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, Articles of Dissolution shall be filed with the New York Secretary of State.

11.4 Distribution of Property. Upon dissolution and winding up of the Company, the affairs of the Company shall be wound up and the Company liquidated by the Members. The assets of the Company shall be applied to pay creditors of the Company in the order of priority provided by law. Any remaining assets shall be distributed to the Members in accordance with ARTICLE 12.

11.5 Capital Account Deficit. Each Member shall look only to the assets of the Company for repayment of its Capital Account and no Member with a deficit in its Capital Account shall be required to contribute such deficit amount to the Company or pay such amount to any other Members or third-party creditors upon the liquidation thereof.

ARTICLE 12
DEEMED LIQUIDATION EVENTS

12.1 Deemed Liquidation Event Distributions.

12.1.1 In the event of a Deemed Liquidation Event that is not a Bring-Along Sale, all proceeds received or deemed received (which shall be the aggregate consideration payable to Members or received by the Company together with all other available assets of the Company in connection with any Deemed Liquidation Event) by the Company in connection with such Deemed Liquidation Event (after the full payment of any creditors of the Company, the full payment of any amounts accrued and owing to a Preferred Member under Section 7.1.1, and the establishment of reasonable reserves for contingent liabilities of the Company, to the extent required by law or in the Manager’s reasonable discretion in accordance with ARTICLE 11) shall, promptly after the Company’s receipt or deemed receipt thereof, be distributed to the Members pro rata in accordance with each Member’s Percentage Interest; provided that, if the proceeds of such Deemed Liquidation Event are not sufficient to pay the Preferred Member the greater of in Cash and Cash Equivalents: (x) 49% of the proceeds of the such Deemed Liquidation Event, and (y) the sum of 150% of the Preferred Members Capital Contributions, plus the amount of interest accruing thereto at a rate of 15% per annum, accruing daily for a twenty-four (24)-month period, which for purposes of clarification is, $19,837,500, plus any unpaid portion of the Preferred Member’s Minimum Return, all such proceeds shall be distributed to the Preferred Member.

12.1.2 In the event of a Deemed Liquidation Event that is a Bring-Along Sale, all proceeds received or deemed received (which shall be the aggregate consideration payable to Members or received by the Company together with all other available assets of the Company in connection with any Deemed Liquidation Event) in connection with such Deemed Liquidation Event (and, in the event of a sale of substantially all assets, the establishment of reasonable reserves for contingent liabilities of the Company, to the extent required by law or in the Manager’s reasonable discretion in accordance with ARTICLE 11) shall, be distributed first to the Preferred Member the amount set forth in clause (ii) of the Bring-Along Condition defined in Section 13.4.1, then to the Members pro rata in accordance with each Member’s Percentage Interest. For the avoidance of doubt, pursuant to a Bring-Along Sale, the Company shall be relieved of any obligation to pay the Preferred Members any amounts that would be otherwise owing to a Preferred Member under Section 7.1.1, provided, however, that the Company shall remain obligated to pay the Preferred Members any amounts that have been accrued and remain unpaid at the time of the Deemed Liquidation Event.

12.2 Distribution of Non-Cash Proceeds. To the extent that the proceeds from a Deemed Liquidation Event are in a form other than cash, such non-cash proceeds shall be, in the Manager’s reasonable discretion, either (a) reduced to cash or some other easily divisible and reasonably liquid asset for subsequent distribution among Members in accordance with Section 12.1 or (b) distributed among Members in accordance with Section 12.1. To the extent that non-cash proceeds from a Deemed Liquidation Event are not reduced to cash or other liquid asset and are distributed to the Members, distributions under Section 12.1 shall be made in a manner such that the Members receive their pro rata share of the cash proceeds from such transaction and each class or type of non-cash proceeds (unless otherwise agreed to by the Members). Notwithstanding the foregoing, all cash proceeds shall be applied first to any accrued and unpaid amounts due to the Preferred Member under Section 7.1.1. The value of such non-cash proceeds shall be equal to the Fair Market Value of the non-cash proceeds at the time of the distribution as commercially reasonably determined in good faith by the Manager and accepted by the Preferred Member, such acceptance not to be unreasonably withheld.

12.3 Distribution of Unused Reserves. To the extent any proceeds of a Deemed Liquidation Event are set aside as a reserve against contingent liabilities and are not used to satisfy such liabilities and are subsequently distributed, such unused proceeds shall be distributed to the Members in accordance with Section 12.1, as if such amounts had been distributed immediately following the receipt of the proceeds of the Deemed Liquidation Event and no such reserves had been established, but taking into account all other distributions made prior to or contemporaneously with such distribution of unused reserves.

12.4 Notice. The Company shall provide all Members with at least thirty (30) days’ prior written notice of the effective date of any Deemed Liquidation Event. Each Preferred Member may, at any time during such thirty (30) day notice period and prior to the effectiveness of the Deemed Liquidation Event, exercise its conversion rights pursuant to Section 3.5.1.

ARTICLE 13
ADDITIONAL RIGHTS REGARDING THE TRANSFER OF UNITS

13.1 Transfers in General. Other than with respect to a Permitted Transfer, no Member may transfer all or any portion of its Units without the prior written consent of the Manager, except as may be required by Applicable Law or Governmental Authority.

13.2 Right of Co-Sale. Other than in the case of a Permitted Transfer, each Member wishing to Transfer Units (a “Transferring Member”) to a proposed transferee (the “Proposed Transferee”) shall, prior to consummating such Transfer, first obtain the approval of the Manager, in its sole discretion, and then offer each Member the opportunity (the “Right of Co-Sale”) to sell their Units pursuant to this Section 13.2 by delivery of a written notice (the “Transfer Notice”) to the other Members and the Company stating (i) the Transferring Member’s bona fide intention to transfer such Units, (ii) the Percentage Interest to be transferred, (iii) the purchase price and terms of payment for which the Transferring Member proposes to transfer such Units, and (iv) the name and address of the Proposed Transferee.

13.2.1 With respect to any transfer by a Transferring Member to a Proposed Transferee, each Member shall have the right to require the Proposed Transferee to purchase from such Member (in lieu of a portion of the Units to be transferred by the Transferring Member) a pro rata portion of its Units, based on the aggregate Percentage Interest held by such Member, as compared with the Percentage Interest held by the Transferring Member. Any Units transferred by a Member pursuant to this Section 13.2 shall be paid for at the same price and upon the same terms and conditions as those in the proposed Transfer. Such terms and conditions shall not include the making of any representations and warranties, indemnities or other similar agreements other than representations and warranties with respect to title of the Units being sold and authority to sell such Units and indemnities directly related thereto.

13.2.2 The Right of Co-Sale may be exercised by each Member by delivery of a written notice to the Transferring Member (the “Co-Sale Notice”) within sixty (60) calendar days following such Member’s receipt of the Transfer Notice pursuant to this Section 13.2. The Co-Sale Notice shall state the Percentage Interest that such Member proposes to include in the proposed transfer and the additional Percentage Interest, if any, that such Member wishes to transfer to the Proposed Transferee if the other Members elect not to fully exercise such right. If the Co-Sale Notice is received by the Transferring Member during the sixty (60)-day period referred to above and the Proposed Transferee does not purchase all of the Units set forth therein on the same terms and conditions as specified in the Notice of Transfer, then the Transferring Member shall not be permitted to sell any Units to the Proposed Transferee in the proposed transfer. If no Co-Sale Notice is received by the Transferring Member during the sixty (60)-day period referred to above, the Transferring Member shall have the right, for a period of thirty (30) calendar days after the expiration of such sixty (60)-day period, to transfer the Units specified in the Transfer Notice substantially on the terms and conditions stated therein (and, if such Units are not so transferred, the Transferring Member must give notice in accordance with this Section 13.2 prior to any other or subsequent transfer of such Units). If a Co-Sale Notice is received by the Transferring Member during the sixty (60)-day period referred to above and the Proposed Transferee has agreed to purchase all of the Units proposed to be transferred pursuant to such Co-Sale Notice, the Member who delivered such Co-Sale Notice shall timely deliver to the Proposed Transferee, against payment of the total purchase price for the securities to be purchased, the appropriate instruments of transfer.

13.2.3 No Adverse Effect. The exercise or non-exercise by any party of such party’s rights pursuant to this Section 13.2 shall not adversely affect the rights of such party to participate in any subsequent Transfer of Units by any Member.

13.3 Permitted Transactions. Notwithstanding any other provision of this Agreement, the provisions of Section 13.2 shall not apply to any Permitted Transfer; provided, however, that in the case of any Permitted Transfer, (a) the transferring party shall inform the Company of such Transfer prior to effecting such Permitted Transfer, and (b) the transferee shall agree in writing to be bound by and comply with the terms and conditions of this Agreement as a condition to the effectiveness of any such Transfer.

13.4 Bring-Along Right.

13.4.1 Sale of GR International. In the event that (a) any Person who is not an Affiliate of any Member or Manager (a “Buyer”) makes a bona fide offer to purchase all of the outstanding stock or assets of GR International including a Deemed Liquidation Event, and (b) the Manager determines to accept such offer, then, so long as the Bring-Along Condition has been satisfied, each Member shall sell, transfer or exchange all of the Bring-Along Units (as defined below) beneficially owned by such Member to the Buyer on the same terms and conditions as each other Member or, if applicable, shall agree to a sale of all or substantially all of the assets of the Company to the Buyer (any of the foregoing, a “Bring-Along Sale”). For purposes of this Section 13.4, the term “Bring-Along Units” shall mean all Units, including, without limitation, all Units issued or issuable upon the exercise of any warrant or option or upon the conversion of any Convertible Securities (and, in the case of any warrant or option to acquire Convertible Securities, the Units issuable upon the exercise of such warrant or option and conversion of such Convertible Securities). For purposes hereof, the “Bring-Along Condition” means each of: (i) the date on which Company elects to initiate a Bring-Along Sale is at least following the expiration of the Initial 5-Year Period, and (ii) the gross proceeds to the Preferred Members pursuant to the Bring-Along Sale is the greater of in Cash and Cash Equivalents: (x) 49% of the Appraised Company Value, and (y) the sum of 150% of the Preferred Members Capital Contributions, plus the amount of interest accruing thereto at a rate of 15% per annum, accruing daily for a twenty-four (24) month period, which for purposes of clarification is, $19,837,500, plus any unpaid portion of the Preferred Member’s Minimum Return.

13.4.2 Consideration for Sale of Units. Subject to compliance with clause (ii) of the Bring-Down condition, the proceeds from a Bring-Along Sale shall be distributed in accordance with Section 12.1.2 as if the transaction were a Deemed Liquidation Event. In connection with the foregoing, each Member shall receive the same form and amount of consideration for each Bring-Along Units sold in a Bring-Along Sale. In the case of any Bring-Along Units issuable upon the exercise of a right or option to acquire Units or Convertible Securities, the exercise price required to be paid to exercise such right or option shall be deducted from the consideration to be received in the Bring-Along Sale; provided, however, that if such exercise price is greater than the consideration to be received, the right or option shall be canceled without any payment to the holder.

13.4.3 Further Actions. Each Member hereby agrees to execute such agreements, powers of attorney, voting proxies or other documents and instruments as may be necessary to consummate any proposed Bring-Along Sale. Each Member shall be obligated to make customary and lawful representations and warranties with respect to any proposed Bring-Along Sale, including representations and warranties regarding such Member’s authority to transfer the Bring-Along Units subject to the Bring-Along Sale, the absence of conflicts with other agreements that would prevent such transfer and such Member’s title to the Bring-Along Units transferred. Each Member will make such representations, warranties and covenants as may be reasonably required by the Buyer and shall be obligated to indemnify the Buyer with respect to breaches of such representations, warranties and covenants. Each Member further agrees to timely take such other actions as the Manager may request to enforce such Member’s obligation to sell its Bring-Along Units, and shall execute all documents and take all actions necessary in connection therewith as are otherwise requested by the Manager in connection with the approval and consummation of the Bring-Along Sale, including voting such Member’s Units in favor of such Bring-Along Sale and waiving any appraisal or dissenters rights, and causing, to the extent lawfully permissible, the Manager designated by such Member, if any, to approve of or consent to the Bring-Along Sale. Notwithstanding the foregoing, a Member will not be required to comply with the provisions of this Section 13.4.3 in connection with any Bring-Along Sale unless such Member’s liability is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members) and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such Bring-Along Sale.

13.4.4 Payments. Each Member shall pay its pro rata portion (based on the total value of the consideration received by such Member compared to the aggregate consideration received by all parties in the transaction) of the costs of any Bring-Along Sale to the extent that such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the Buyer.

ARTICLE 14
MISCELLANEOUS

14.1 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if approved by the Manager; provided, however, that (a) no amendment which has a disproportionate and materially adverse effect on any Member shall be approved without the prior written consent of such Member, (b) no amendment that effects any of the rights and/or preferences of a Preferred Member, including such Member’s rights or preferences under Sections 3.5, 7.1, 9.2, and 12.1, shall be approved without the prior written consent of such Preferred Member, and (c) no amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent the result thereof would be to cause the Company to be treated as anything other than a partnership for purposes of United States income taxation. Notwithstanding the foregoing, the Manager may (x) amend the Members Schedule to reflect any changes thereto, and (y) amend this Agreement to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision hereof provided such amendment under this clause (y) does not adversely affect the interests of the Members.

14.2 Assignment. Except as otherwise permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto.

14.3 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions, as reasonably requested by the Manager.

14.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (a) the Members and their respective successors and permitted assigns and (b) the Company’s successors and assigns (including, to the extent applicable, any corporation formed upon the conversion of the Company from a limited liability company to a corporation pursuant to the terms hereof).

14.5 Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to Applicable Law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future Applicable Law contrary to which the parties have no legal right to contract, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with such Applicable Law, and all of the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

14.6 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications shall be sent to the respective parties at the addresses set forth on the signature pages hereto and/or the Members Schedule (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.6).

14.7 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the terms and conditions of the transactions referred to herein and therein and supersede all prior or contemporaneous oral or written agreements and understandings between the parties relating to such subject matter

14.8 Waiver. No term, condition or provision of this Agreement may be waived except by an express written instrument to such effect signed by the party hereto to whom the benefit of such term, condition or provision runs. No such waiver of any term, condition or provision of this Agreement shall be deemed a waiver of any other term, condition or provision, irrespective of similarity, or shall constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No failure or delay on the part of any party hereto in exercising any right, power or privilege under any term, condition or provision of this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

14.9 Partition. Each Member irrevocably waives any right which it may have to maintain an action for partition with respect to property of the Company.

14.10 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Sections” shall refer to corresponding provisions of this Agreement. Whenever the words “including,” “includes” or words of similar import appear in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular shall be deemed to include the plural and vice versa.

14.11 Governing Law. This Agreement shall, in all respects, be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflicts of laws principles.

14.12 Dispute Resolution.

14.12.1 Informal Resolution; Mediation. It is the intent of the Company, the Manager, and the Members to bring all disputes between or among any of them to an early, efficient and final resolution. To that end, the parties shall in good faith first attempt to informally resolve any controversy or claim arising under or in connection with this Agreement, or in connection with the validity, construction, performance, or purported breach of this Agreement, or in connection with the subject matter of this Agreement. If the parties are unable to reach agreement resolving the dispute within twenty (20) days after notice is given by any party to the others, the parties shall present the dispute to a mediator which shall be initiated and conducted at the New York, New York office of the Judicial Arbitration and Mediation Service (“JAMS”) (or the closest office of JAMS thereto), or its successor, with a mediator mutually agreed upon by the parties, or if the parties are unable to agree upon a mediator, as appointed by JAMS.

14.12.2 Arbitration. If the parties are unable to resolve the dispute through mediation, to the fullest extent permitted by law, except as explicitly provided for otherwise herein, any controversy or claim arising under or in connection with this Agreement, or in connection with the validity, construction, performance, or purported breach of this Agreement, or in connection with the subject matter of this Agreement, shall be resolved by final, binding, and non-appealable arbitration conducted by a single arbitrator and administered by JAMS in New York, New York (or the closest office of JAMS thereto), in accordance with JAMS Streamlined Arbitration Rules and Procedures (the “Rules”), as they may be amended and in effect at the time the arbitration is filed, regardless of the amount in dispute, and judgment upon any award rendered by the arbitrator may be entered into and enforced by any state or federal court having jurisdiction thereof. To be clear, without limiting the previous sentence, the arbitration shall be commenced and the arbitrator shall be chosen in accordance with the procedures set forth in the Rules, which are incorporated herein and made a part of this Agreement by reference. The parties agree to accept service of process in accordance with the Rules. Further, the parties agree to abide by and perform any award rendered in any such arbitration, and agree that any court having jurisdiction over them may issue a judgment based upon the award. The prevailing party in any arbitration shall be entitled to reimbursement of all costs of the arbitration, including but not limited to filing fees and expenses, arbitrator fees and expenses, and reasonable attorneys’ fees and expenses. Notwithstanding anything herein to the contrary, the Company shall be entitled to seek and obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect the Company’s rights and interests.

14.13 Jurisdiction; Waiver of Jury Trial.

14.13.1 It is the intent of the parties that any disputes or controversies arising under or in connection with this Agreement be resolved pursuant to mediation and arbitration in accordance with Section 14.12; provided, however, that, to the extent that Section 14.12 is held to be invalid or unenforceable for any reason, and the result is that the parties hereto are precluded from resolving any claim arising under or in connection with this Agreement pursuant to the terms of Section 14.12, the following provisions shall govern the resolution of all disputes or controversies arising under this Agreement: any suit, action or proceeding seeking to enforce any provision of, or based on any dispute or matter arising out of or in connection with, this Agreement must be brought in the courts of the State of New York, in New York County. Each of the parties (a) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (b) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (c) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) will not bring any action relating to this Agreement in any other court, and (e) to the fullest extent permitted by law, voluntarily, knowingly, irrevocably and unconditionally waives any right to have a jury participate in the resolution of any such dispute or matter. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in accordance with the notice provisions hereof will be deemed effective service of process on such party.

14.13.2 Spousal Consent. Each Member who is an individual and who has a Spouse on the date of this Agreement shall cause such Member’s Spouse to execute and deliver to the Company a spousal consent in the form of Exhibit B hereto (a “Spousal Consent”), pursuant to which the Spouse acknowledges that he or she has read and understood this Agreement and agrees to be bound by its terms and conditions. If any Member who is an individual should marry or engage in a Marital Relationship following the date of this Agreement, such Member shall cause his or her Spouse to execute and deliver to the Company a Spousal Consent within thirty (30) days thereof. A Spousal Consent shall not be deemed to confer or convey to a Spouse any rights in a Member’s Interest that do not otherwise exist by operation of law or agreement between the Member and his or her Spouse.

14.13.3 Third Party Beneficiaries. The parties agree that the provisions of this Agreement are intended for the benefit of, and are enforceable by, each Member and their respective successors and permitted assigns and transferees. Except for the provisions of Section 10.1, if applicable, nothing in this Agreement shall be construed as giving any other Person any right, remedy or claim under or in respect of this Agreement or any provision hereof.

14.13.4 Advice of Counsel. Each party to this Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

14.13.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.14 Appraisal Mechanics.

14.14.1 Appointment of Appraiser. If the Appraised Company Value is to be determined by appraisal pursuant to this Agreement, the Preferred Member shall, within fifteen (15) days after the event giving rise to the valuation, select one (1) independent, qualified appraiser (the “Appraiser”) by written notice to the Company. The selection of the Appraiser shall be subject to the Company’s approval not to be unreasonably withheld, conditioned or delayed. The Company shall provide its response regarding the selected Appraiser within five (5) days of receipt of notice from the Preferred Member under this Section 14.14.1. The Appraiser shall be a member of a nationally recognized appraisal, valuation, or investment banking firm with not less than five (5) years of relevant experience valuing businesses of a similar size and industry to the Company.

14.14.2 Determination of Appraised Company Value. The Appraiser shall independently determine the fair value of the Company as of the date triggering the valuation, applying customary valuation methodologies, and shall deliver a written report of its determination to both parties within thirty (30) days after its appointment. The determination of Appraised Company Value under this Section 14.14 shall be final and binding on the parties, absent fraud or manifest error, and shall not be subject to appeal.

14.14.3 Costs. The Company shall bear all of the fees and expenses of the Appraisers.

Remainder of Page Intentionally Left Blank -- Signature Pages Follow

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

COMPANY:

Grown Rogue New York, LLC

By: Grown Rogue Unlimited, LLC

Its: Manager

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Chief Executive Officer

MEMBERS:

Grown Rogue Unlimited, LLC

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Chief Executive Officer

By:
Name:
Title:	Manager

[Signature Page of Operating Agreement of Grown Rogue New York, LLC]

IN WITNESS WHEREOF, this Agreement has been duly executed by Grown Rogue International Inc. as of the date first written above with respect to the provisions contained in the Agreement applicable to Grown Rogue International Inc. including but not limited to those contained in Article 3 and Article 5.

Grown Rogue International Inc.

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Chief Executive Officer

[Signature Page of Operating Agreement of Grown Rogue New York, LLC]

IN WITNESS WHEREOF, this Agreement has been duly executed by the below Preferred Member Representative as of the date first written above with respect to the provisions contained in the Agreement applicable to the Preferred Member Representative including but not limited to those contained in Section 5.2 and Section 7.1.2.

[Signature Page of Operating Agreement of Grown Rogue New York, LLC]

SCHEDULE 1

Members Schedule

As of the Effective Date

Member	Common Units	Preferred Units	Percentage Interest
Grown Rogue Unlimited, LLC 550 Airport Road Medford, OR 97504	51	-	51.00%
	-	49	49.00%
Total	51	49	100.00%

[Signature Page of Operating Agreement of Grown Rogue New York, LLC]

Sch. 1-1

EXHIBIT A

Form of Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Operating Agreement of Grown Rogue New York, LLC, a New York limited liability company (the “Company”), dated as of August 20, 2026 (as the same may be amended or amended and restated from time to time, the “Operating Agreement”). Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to them in the Operating Agreement.

By executing and delivering this Joinder Agreement to the Operating Agreement, the undersigned hereby agrees to be admitted as a Member of the Company and to become a party to, to be bound by, and to comply with the provisions of the Operating Agreement in the same manner as if the undersigned were an original signatory to such agreement as a Member. In connection therewith and without limiting the foregoing, effective as of the date hereof the undersigned hereby makes the representations and warranties contained in the Operating Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the __ day of ____________, 20___.

Name:

Address:

Fax Number:	(______) _______-_______

Email:

For individual Member:	For Members other than individuals:

Signature	Print or type name of Member

By:
Print or type name of Member	Name:
Title:

Acknowledged and accepted:
Grown Rogue New York, LLC

By:	Grown Rogue Unlimited, LLC, its Manager

By:
	Name:	J. Obie Strickler
	Title:	Manager

A-1

EXHIBIT B

Form of Spousal Consent

I, the undersigned, spouse of _________________________, acknowledge that I have read and understand the terms of that certain Operating Agreement of Grown Rogue New York, LLC, a New York limited liability company (the “Company”), dated as of August 20, 2026 (as the same may be amended, restated, modified or otherwise supplemented from time-to-time, the “Agreement”).

I am aware that by its provisions, my spouse has agreed to certain restrictions on the transfer or sale of Units (as such terms are defined in the Agreement) owned by my spouse, and that upon the legal separation or dissolution of my marriage to my spouse, I must comply with certain provisions of the Agreement with regard to such Units.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I have had the opportunity to retain independent professional guidance and/or legal counsel with respect to this Spousal Consent. I have either sought such guidance or counsel or have made a conscious decision, after reviewing the Agreement carefully, not to seek such guidance or counsel. I hereby represent and warrant that I fully understand (i) the terms of the Agreement (including, without limitation, the provisions of Section 4.10 therein), (ii) the rights and obligations of the Members of the Company under the Agreement, and (iii) the significance of my execution of this Spousal Consent.

I hereby agree that my interest, if any, in any Units of my Spouse are irrevocably bound by the Agreement and further agree that any community property interest I may have in any such Units shall be similarly bound by the Agreement. I further agree that if I predecease my Spouse, any interest I may have in any Units that passes by will or as a result of intestacy, shall pass subject to the terms of the Agreement.

Executed on ________________ ____, 20___.

Print Name:

Address:

Fax Number:

Email:

B-1

OPERATING AGREEMENT
OF
GROWN ROGUE NEW YORK, LLC

(a New York limited liability company)

August 20, 2026

THE UNITS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, GIFTED, PLEDGED, ENCUMBERED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO THIS OPERATING AGREEMENT, AND (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.